Exhibit 10.25

LETTER OF INTENT

Date:                                                                    June 17, 2005

Parties:                                                       Fagen, Inc., a Minnesota Corporation, of Granite Falls, MN (“Fagen”) and Indiana Renewable Fuels, LLC, an Indiana limited liability company of Kewanna, Indiana (“Owner”)

WHEREAS, Owner is an entity organized to facilitate the development and building of a locally-owned fuel ethanol plant near Rochester, Indiana (the “Facility” or “Project”); and

WHEREAS, Fagen is an engineering and construction firm capable of providing development assistance, as well as designing and constructing the Facility being considered by Owner.

NOW, THEREFORE, in consideration of the promises and mutual covenants set forth herein, Owner and Fagen agree to use best efforts in jointly developing this Project under the following terms:

1.  Fagen agrees to provide Owner with preliminary Design-Build services as described in this Letter of Intent as necessary to establish a contract price for designing and constructing the Facility and to define the Facility in adequate detail to determine if the Project is feasible and to obtain financing.

Owner agrees that Fagen will Design-Build the Facility if determined by Owner to be feasible and if adequate financing is obtained.  Should Owner choose to develop or pursue a relationship with a company other than Fagen to provide the preliminary engineering or design-build services for the project, then Owner shall reimburse Fagen for all expenses Fagen has incurred in connection with the Project based upon Fagen’s standard rate schedule plus all third party costs incurred from the date of this Letter of Intent.  Such expenses include, but are not limited to, labor rates and reimbursable expenses such as legal charges for document review and preparation, travel expenses, reproduction costs, long distance phone costs, and postage.  In the event Fagen’s services are terminated by Owner, title to the technical data, which may include preliminary engineering drawings and layouts and proprietary process related information, shall remain with Fagen; however, Owner shall, upon payment of the foregoing expenses, have the limited license to use the above described technical data, excluding proprietary process related information, for completing documentation required for construction, operation, repair and maintenance of the Project, at Owner’s sole risk.

Owner acknowledges that the technical data provided by Fagen under this Letter of Intent shall be preliminary and may not be suitable for construction and agrees that any use of such technical data without Fagen’s involvement shall be at Owner’s sole risk.

If Fagen intentionally or by gross negligence fails or refuses to comply with its commitments contained in this Letter of Intent, Fagen shall absorb all of its own expenses, and Owner shall have the right to terminate the Letter of Intent immediately upon written notice to Fagen, and Owner shall be released from its obligations to pay or reimburse Fagen as described above.

2.             Fagen will provide Owner with assistance in evaluating, from both a technical and business perspective:

•                  Owner organizational options;

•                  The appropriate location of the proposed Facility; and

•                  Business plan development.

Fagen assumes no risk or liability of representation or advice to Owner by assisting in evaluating the above.  All decisions made regarding feasibility, financing, and business risks are the Owner’s sole responsibility and liability.

3.             Fagen agrees to Design-Build the Facility, utilizing ICM, Inc. technology in the plant process, for a lump sum price.  Such price shall be determined upon final scope definition.  Once determined, this lump sum price shall remain firm by Fagen to Owner until December 31, 2005, and may be subject to revision and/or escalation by Fagen after such date.

4.             Fagen will assist Owner in locating appropriate management for the Facility.

5.             Fagen will assist Owner in presenting information to potential investors, potential lenders, and various entities or agencies that may provide project development assistance, so long as the Project has 5% or less dilution.  In addition, pro forma projections shall be greater than 20% ROI by year five.

6.             During the term of this Letter of Intent the Owner agrees that Fagen will be the exclusive Developer and Design-Builder for the Owner in connection with matters covered by this Letter of Intent, and Owner shall not disclose any information related to this Letter of Intent to a competitor or prospective competitor of Fagen.

7.             This Letter of Intent shall terminate on December 31, 2007 unless the basic size and design of the Facility have been determined and mutually agreed upon, and a specific site or sites have been determined and mutually agreed upon, and at least 10% of the necessary equity has been raised.  Furthermore, this Letter of Intent shall terminate on December 31, 2008 unless financing for the Facility has been secured.  Either of the aforementioned dates may be extended upon mutual written agreement of the Parties.

8.             Fagen and Owner agree to negotiate in good faith and enter into a definitive lump sum design-build agreement, including Exhibits thereto, acceptable to the Parties.

9.             The Parties will jointly agree on the timing and content of any public disclosure, including, but not limited to, press releases, relating to Fagen’s involvement in Owner’s Project, and no such disclosure shall be made without mutual consent and approval, except as may be required by applicable law.

10.           The Parties agree that this Letter of Intent may be modified only by written agreement by the Parties.

11.           This Letter of Intent may be executed in one or more counterparts, each of which when so executed and delivered shall be deemed an original, but all of which taken together constitute one and the same instrument.  Signatures which have been affixed and transmitted by facsimile shall be binding to the same extent as an original signature, although the Parties contemplate that a fully executed counterpart with original signatures will be delivered to each Party.

Indiana Renewable Fuels, LLC		Fagen, Inc.

By:	/s/ Glen Bode	By:	/s/ illegible

Its:	President	Its:	Sr. V.P.

Date:	August 26, 2005	Date:	8/29/05